EXHIBIT 99.C










               Restricted Stock Award Agreement
                        April 21, 1997



Mr. Richard A. Manoogian
21001 Van Born Road
Taylor, Michigan  48180

Dear Mr. Manoogian:

     On behalf of the Company, I am pleased to inform you that on February 17, 1997 the Compensation Committee of the Board of Directors granted you an Award of Restricted Stock, pursuant to the Company's 1991 Long Term Stock Incentive Plan (the "Plan"), of shares of the Company's $1.00 par value Common Stock. This letter states the terms of the Award and contains other provisions which on your acceptance commit the Company and you, so I urge you to read it carefully. You should also read the copies of the Plan and Prospectus which accompany this Agreement. For purposes of this Agreement, use of the words "employment" or "employed" shall be deemed to refer to employment by the Company and its subsidiaries and unless otherwise stated shall not include employment by an "Affiliate" (as defined in the Plan) which is not a subsidiary of the company unless the Committee so determines at the time such employment commences.

Terms of the Award:

     Certificates for the shares of stock evidencing the Restricted Stock will not be issued but the shares will be registered in your name in book entry form promptly after your acceptance of this Award. You will be entitled to vote and receive any cash dividends (net of required tax withholding) on the Restricted Stock, but you will not be able to obtain a stock certificate or sell, encumber or otherwise transfer the shares except in accordance with the Plan.

     The number of shares of Restricted Stock you have been awarded is six thousand nine hundred (6,900).

     Provided since the date of the Award you have been continuously employed or retained as a consultant by the Company, the restrictions on 10% of the shares will automatically lapse on January 14, 1998 and on the same date of each year thereafter until all shares are free of restrictions, in each case based on the initial number of shares.

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Mr. Richard A. Manoogian
April 21, 1997
Page 2

     In accordance with Section 6(c)(iv) of the Plan, if your employment (or consulting relationship, if applicable) should be terminated by reason of your death or permanent and total disability or if unforfeited shares of Restricted Stock remain unvested and you should die following retirement, the restrictions on all Restricted Stock will lapse and your rights to the shares will become vested on the date of such termination or death. If you are then an employee and your employment should be terminated by reason of retirement on or after your attaining age 65, such restrictions will continue to lapse in the same manner as though your employment had not been terminated.

     As restrictions lapse, a certificate for the number of shares of Restricted Stock as to which restrictions have lapsed will be forwarded to you or the person or persons entitled to the shares.

     If your employment or consulting relationship with the Company or one of its affiliated companies is terminated for any reason while restrictions remain in effect, other than a reason referred to in the second preceding paragraph above, all Restricted Stock for which the restrictions have not lapsed will be automatically forfeited to the Company.

     Notwithstanding the foregoing, if you at any time engage in an activity following your termination of employment which in the sole judgment of the Committee is detrimental to the interests of the Company, a subsidiary or affiliated company, all Restricted Stock for which restrictions have not lapsed will be forfeited to the Company.

Other Terms, and Acceptance and Arbitration:

     We agree that all of the terms and conditions of the Award are reflected in this Agreement and in the Plan, and that there are no other commitments or understandings currently outstanding with respect to any other awards of restricted stock or stock options except as may be evidenced by agreements duly executed by you and the Company.

     Further, in consideration of this Award and by the acceptance thereof, you agree that, with respect to all other Awards which you have previously been granted under the Plan and awards of options and restricted stock under other plans of the Company and affiliated or formerly affiliated employers, the definition of "Change of Control" set forth in
Section 6(g)(vi)(C) of the Plan shall constitute the exclusive definition of Change in Control for purposes of such Awards.

     By accepting this Award you: (a) represent that you are familiar with the provisions of the Plan and agree to its incorporation in this Award Agreement; (b) agree to provide promptly such information with respect to the Restricted Stock as may be requested by the Company and to comply with the requirements of applicable federal and other laws with respect to withholding or providing for the payment of required taxes;
(c) acknowledge that (1) all of your rights to this

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Mr. Richard A. Manoogian
April 21, 1997
Page 3

Award are embodied herein and in the Plan, (2) the grant and acceptance of this Award does not imply any commitment by the Company or any affiliated company to your continued employment and
(3) your status is that of an employee-at-will and in particular that the Company or its subsidiary or affiliated company has a continuing right with or without cause (unless otherwise specifically agreed to in writing) to terminate your employment or other relationship at any time; and (d) agree that your acceptance represents your agreement not to terminate voluntarily your current employment for at least one year from the award date unless you have already agreed in writing to a longer period.

     Section 3 of the Plan provides that the committee appointed by the Company's Board of Directors to administer the Plan shall have the authority to make all determinations which may arise in connection with the Plan. It further provides that the determinations, interpretations and decisions of the committee are within its sole discretion and are final, conclusive and binding on all persons. In addition, it is agreed that if for any reason a claim (other than a claim involving non-competition restrictions or the Company's, a subsidiary's or an affiliated company's trade secrets, confidential information or intellectual property rights) which
(1) arises out of or relates to your employment with or termination of employment from the Company or any of its affiliated companies; (2) is premised on claims of wrongful discharge, discrimination, breach of contract, or other civil claims against the Company or any of its subsidiaries or affiliated companies; (3) subverts the provisions of Article 3 of the Plan; or (4) involves any of the provisions of this agreement or the Plan, or the provisions of any other restricted stock awards or option agreements relating to Company common stock or the claims of yourself or any persons to the benefits thereof, in order to provide a more speedy and economical resolution, the Corporate Dispute Resolution Policy (the terms of which are incorporated into this Award) will be the exclusive remedy to resolve all disputes, claims, or controversies which are set forth above or which are within the scope of the Corporate Dispute Resolution Policy. It is our mutual intention that any arbitration award entered under the Corporate Dispute Resolution Policy will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding the provisions of the Corporate Dispute Resolution Policy, however, the parties specifically agree that any mediation or arbitration conducted under that Policy shall take place at the offices of the American Arbitration Association located in the Metropolitan Detroit area or such other location in the Metropolitan Detroit area as the parties might agree. The provisions of this paragraph shall supersede the provisions of any prior agreement between you and the Company or its subsidiaries or affiliated companies with respect to any of the Company's option or restricted stock incentive plans to the extent the provisions of such other agreement requires arbitration between you and your employer, shall survive the termination or expiration of this Agreement, and shall be binding on our respective successors, personal representatives, beneficiaries, and any other party asserting a claim based upon this Agreement.

     This Agreement shall be governed by and interpreted in accordance with Michigan law.

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Mr. Richard A. Manoogian
April 21, 1997
Page 4

     Please complete your mailing address and social security number as indicated below, sign date and return two copies of this Award Agreement to the undersigned as soon as possible in order that this Award may become effective. Since the Restricted Stock cannot be registered in your name until we receive the signed copies of this Agreement, and since dividend, voting and other rights will only become effective at that time, your prompt attention and acceptance will be greatly appreciated.

                              Very truly yours,

                              MASCOTECH, INC.

                              /s/ EUGENE A. GARGARO, JR.

                              Eugene A. Gargaro, Jr.
                              Secretary


I accept and agree to the foregoing.



                              /s/ RICHARD A. MANOOGIAN
                              (Signature of Recipient)

                              21001 Van Born Road
                              Taylor, Michigan  48180

                              ###-##-####
                              (Social Security Number)

                              Dated:  May 12, 1997